Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp EPS Increases to $0.20 for First Fiscal Quarter
Increases Dividend to Common Shareholders by 33%

HOQUIAM, WA – January 27, 2014 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $1.61 million for the quarter ended December 31, 2013.  Net income to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion, was $1.41 million, or $0.20 per diluted common share.  This compares to net income to common shareholders of $696,000, or $0.10 per diluted common share, for the quarter ended September 30, 2013, and net income to common shareholders of $1.44 million, or $0.21 per diluted common share, for the quarter ended December 31, 2012.

Timberland’s Board of Directors also announced an increase in the quarterly cash dividend to common shareholders to $0.04 per common share payable on February 28, 2014 to shareholders of record on February 14, 2014.

“During the quarter ended December 31, 2013 Timberland purchased and retired all of the 12,065 preferred shares that remained outstanding from the 16,641 shares issued to the U.S. Treasury in December 2008,” stated Michael R. Sand, President and CEO.  “The purchase, which was accomplished using existing balance sheet resources, eliminated the obligation to pay $1.09 million in preferred stock dividends during each of the next five years.  In future quarters the net income to common shareholders will not be reduced by preferred stock dividends and preferred stock discount accretion which, this quarter, reduced EPS by $0.03 per diluted common share.”

Fiscal First Quarter 2014 Highlights (at or for the period ended December 31, 2013, compared to December 31, 2012, or September 30, 2013):

•	Redeemed the remaining 12,065 shares of Series A Preferred Stock with existing balance sheet resources on December 20, 2013;
•	Earnings per diluted common share for the current quarter increased 100% to $0.20 from $0.10 for the preceding quarter;
•	Net income for the current quarter increased 80% to $1.61 million from $894,000 for the preceding quarter;
•	Quarterly cash dividend to common shareholders increased 33% to $0.04 per common share and will be paid on February 28, 2014 to shareholders of record on February 14, 2014;
•	Net interest margin for the current quarter remained strong at 3.78%;
•	Total delinquent and non-accrual loans decreased 2% during the quarter and 29% year-over-year;
•	Net loans receivable increased by $7.8 million during the quarter; and
•	Book value per common share increased to $11.22, and tangible book value per common share increased to $10.41 at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 14.39% and a Tier 1 leverage capital ratio of 10.10% at December 31, 2013.  Timberland redeemed the remaining 12,065 shares of Series A Preferred Stock for $12.1 million on December 20, 2013.  The preferred dividend and accretion payments reduced earnings to common shareholders by $206,000, or $0.03 per diluted common share, in the first quarter of fiscal 2014, and by $264,000, or $0.04 per diluted common share, in the first quarter one year ago.  The dividend rate on the preferred shares was scheduled to increase to 9.0% on December 23, 2013.

Timberland Fiscal Q1 Earnings
January 27, 2014

Timberland did not make a provision to its loan loss allowance during the quarter ended December 31, 2013, compared to $165,000 in the preceding quarter and $200,000 in the comparable quarter one year ago.  Net charge-offs for the first fiscal quarter were $391,000, compared to $155,000 for the preceding quarter and $256,000 for the comparable quarter one year ago.  Even though net charge-offs increased slightly, no provision to the loan loss allowance was deemed necessary since other underlying credit quality metrics improved during the current quarter.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 2% to $17.8 million at December 31, 2013, from $18.1 million at September 30, 2013 and decreased 29% from $25.0 million one year ago.  The non-performing assets to total assets ratio was 3.97% at December 31, 2013, compared to 3.75% three months earlier and 5.13% one year ago.

Non-accrual loans increased to $14.1 million at December 31, 2013, from $13.6 million at September 30, 2013 and decreased from $21.7 million at December 31, 2012.  The non-accrual loans at December 31, 2013, were comprised of 57 loans and 50 credit relationships.  By dollar amount per category: 45% are secured by residential properties; 40% are secured by land and land development properties; 14% are secured by commercial properties; and 1% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased to $12.5 million at December 31, 2013, from $11.7 million at September 30, 2013 and decreased from $13.2 million at December 31, 2012.  At December 31, 2013 the OREO portfolio consisted of 47 individual properties.  The properties consisted of 25 land parcels totaling $5.1 million, seven commercial real estate properties totaling $4.1 million, 14 single family homes totaling $3.0 million and one multi-family property with a book value of $268,000.  During the quarter ended December 31, 2013, six OREO properties totaling $2.1 million were sold for a net gain of $81,000.

Balance Sheet Management

Total assets decreased by $17.7 million to $727.9 million at December 31, 2013 from $745.6 million at September 30, 2013.  The decrease in total assets was primarily due to the redemption of Series A Preferred Stock for $12.1 million and a $6.8 million decrease in total deposits, both of which reduced the amount of assets held in overnight liquidity.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 15.8% of total liabilities at December 31, 2013, compared to 19.6% at September 30, 2013, and 18.2% one year ago.

Net loans receivable increased $7.8 million to $555.9 million at December 31, 2013, from $548.1 million at September 30, 2013.  The increase was primarily due to an $8.3 million increase in commercial real estate loan balances, a $6.0 million increase in custom and owner / builder construction loan balances and a $2.2 million increase in commercial real estate construction loan balances.  These increases to net loans receivable were partially offset by a $3.4 million decrease in one-to four-family loan balances, a $2.9 million decrease in multi-family loan balances and a $2.8 million increase in the undisbursed portion of construction loans in process.

Timberland Fiscal Q1 Earnings
January 27, 2014

LOAN PORTFOLIO
	December 31, 2013		September 30, 2013		December 31, 2012
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$100,870	17%	$104,298	18%	$108,835	19%
Multi-family	48,212	8	51,108	9	48,464	8
Commercial	299,644	51	291,297	50	270,537	47
Construction and land
development	53,693	9	45,136	8	46,985	8
Land	31,464	5	31,144	5	37,920	7
Total mortgage loans	533,883	90	522,983	90	512,741	89

Consumer Loans:
Home equity and second
mortgage	32,201	6	33,014	6	31,196	6
Other	5,962	1	5,981	1	6,029	1
Total consumer loans	38,163	7	38,995	7	37,225	7

Commercial business loans	17,733	3	17,499	3	22,596	4
Total loans	589,779	100%	579,477	100%	572,562	100%
Less:
Undisbursed portion of
construction loans in
process	(21,362)		(18,527)		(14,100)
Deferred loan origination
fees	(1,768)		(1,710)		(1,767)
Allowance for loan losses	(10,745)		(11,136)		(11,769)
Total loans receivable, net	$555,904		$548,104		$544,926

CONSTRUCTION LOAN COMPOSITION
	December 31, 2013		September 30, 2013		December 31, 2012
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$46,789	8%	$40,811	7%	$33,530	6%
Speculative one- to four-
family	2,104	--	1,428	--	1,912	--
Commercial real estate	4,467	1	2,239	1	10,617	2
Multi-family (including
condominium)	143	--	143	--	345	--
Land development	190	--	515	--	581	--
Total construction loans	$53,693	9%	$45,136	8%	$46,985	8%

Timberland originated $52.9 million in loans during the quarter ended December 31, 2013, compared to $53.2 million for the preceding quarter and $51.9 million for the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended December 31, 2013, $10.3 million fixed-rate one-to four-family mortgage loans were sold compared to $14.6 million for the preceding quarter and $24.1 million for the comparable quarter ended one year ago.

Timberland Fiscal Q1 Earnings
January 27, 2014

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $291,000 during the quarter to $6.5 million at December 31, 2013, from $6.8 million at September 30, 2013, primarily due to prepayments and scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$98,585	17%	$87,657	14%	$78,425	13%
N.O.W. checking	155,472	26	156,100	26	152,431	26
Savings	91,468	15	91,349	15	87,628	15
Money market	90,181	15	99,006	16	79,142	13
Certificates of deposit under $100	104,400	17	109,001	18	123,510	21
Certificates of deposit $100 and over	60,186	10	63,958	11	73,263	12
Certificates of deposit – brokered	1,191	--	1,191	--	--	--
Total deposits	$601,483	100%	$608,262	100%	$594,399	100%

Total deposits decreased $6.8 million, or 1%, to $601.5 million at December 31, 2013, from $608.3 million at September 30, 2013 primarily as a result of an $8.8 million decrease in money market account balances and an $8.4 million decrease in certificates of deposit account balances.  These decreases were partially offset by a $10.9 million increase in non-interest bearing account balances.

Total shareholders’ equity decreased $10.6 million to $79.1 million at December 31, 2013, from $89.7 million at September 30, 2013.  The decrease in shareholders’ equity was primarily a result of the redemption of remaining 12,065 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for $12.1 million on December 20, 2013.  The decrease in shareholders’ equity due to the redemption of preferred shares was partially offset by net income of $1.6 million for the quarter.  Book value per common share increased to $11.22 and tangible book value per common share increased to $10.41 at December 31, 2013.

Operating Results

Fiscal first quarter operating revenue [net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)], decreased 2% to $8.66 million from $8.87 million for the preceding quarter and decreased 2% from the $8.86 million for the comparable quarter one year ago.  The decrease in revenue was primarily a result of a decrease in gain on sale of loans as refinance activity on one-to four family home loans slowed.

Net interest income decreased slightly to $6.46 million for the quarter ended December 31, 2013, from $6.47 million for the preceding quarter and increased from $6.39 million for the comparable quarter one year ago.  The net interest margin for the current quarter decreased to 3.78% from 3.80% for the preceding quarter and remained stable from the 3.78% for the comparable quarter one year ago.

Non-interest income decreased 8% to $2.20 million for the quarter ended December 31, 2013, from $2.40 million in the preceding quarter and 19% from $2.72 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $151,000 decrease in gain on sale of loans.  The decrease in gains on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter as refinance activity decreased.

Total operating (non-interest) expenses decreased 12% to $6.24 million for the first fiscal quarter from $7.07 million for the preceding quarter and 2% from $6.38 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a $1.32 million decrease in OREO and other repossessed assets expense.  Also affecting the comparison was a $425,000 gain on the disposition of premises and equipment, which reduced non-interest expenses for the quarter ended September 30, 2013.

The provision for income taxes increased $63,000 to $802,000 for the quarter ended December 31, 2013, from $739,000 for the preceding quarter, primarily due to higher income before income taxes.  Also affecting the comparison between periods was a

Timberland Fiscal Q1 Earnings
January 27, 2014

$236,000 deferred tax valuation allowance adjustment related to the expiration of a capital loss carry-forward which increased the provision for the quarter ended September 30, 2013.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q1 Earnings
January 27, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2013	2013	2012
Interest and dividend income
Loans receivable	$7,318	$7,360	$7,414
MBS and other investments	61	66	77
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	8	7	12
Interest bearing deposits in banks	94	89	86
Total interest and dividend income	7,481	7,522	7,589

Interest expense
Deposits	551	582	728
FHLB advances	471	471	472
Total interest expense	1,022	1,053	1,200
Net interest income	6,459	6,469	6,389

Provision for loan losses	--	165	200
Net interest income after provision for loan losses	6,459	6,304	6,189

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(2)	(8)	(10)
Service charges on deposits	992	1,006	947
Gain on sale of loans, net	302	453	642
Bank owned life insurance (“BOLI”) net earnings	115	146	143
Valuation recovery on MSRs	--	--	254
ATM and debit card interchange transaction fees	585	580	515
Other	203	219	224
Total non-interest income, net	2,195	2,396	2,715

Non-interest expense
Salaries and employee benefits	3,380	3,229	3,114
Premises and equipment	693	674	690
Gain on disposition of premises and equipment, net	--	(425)	--
Advertising	178	209	177
OREO and other repossessed assets expense, net	159	1,480	288
ATM	226	221	221
Postage and courier	96	102	113
Amortization of core deposit intangible (“CDI”)	29	33	33
State and local taxes	117	110	139
Professional fees	183	220	242
FDIC insurance	162	158	241
Other insurance	39	41	52
Loan administration and foreclosure	109	152	138
Data processing and telecommunications	330	321	287
Deposit operations	179	157	164
Other	361	385	478
Total non-interest expense	6,241	7,067	6,377

(Table continued on following page)

Timberland Fiscal Q1 Earnings
January 27, 2014

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012
Income before income taxes	$2,413	$1,633	$2,527
Provision for income taxes	802	739	819
Net income	1,611	894	1,708

Preferred stock dividends	(136)	(151)	(201)
Preferred stock discount accretion	(70)	(47)	(63)
Net income to common shareholders	$1,405	$696	$1,444

Net income per common share:
Basic	$0.20	$0.10	$0.21
Diluted	0.20	0.10	0.21

Weighted average common shares outstanding:
Basic	6,853,683	6,821,320	6,815,782
Diluted	6,978,385	6,935,197	6,821,006

Timberland Fiscal Q1 Earnings
January 27, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012
Assets
Cash and due from financial institutions	$11,508	$12,879	$12,082
Interest-bearing deposits in banks	54,730	81,617	73,766
Total cash and cash equivalents	66,238	94,496	85,848

Certificates of deposit (“CDs”) held for investment, at cost	32,428	30,042	26,752
MBS and other investments:
Held to maturity, at amortized cost	2,617	2,737	3,197
Available for sale, at fair value	3,930	4,101	4,682
FHLB stock	5,401	5,452	5,604

Loans receivable	565,655	557,329	554,659
Loans held for sale	994	1,911	2,036
Less: Allowance for loan losses	(10,745)	(11,136)	(11,769)
Net loans receivable	555,904	548,104	544,926

Premises and equipment, net	17,914	17,764	18,027
OREO and other repossessed assets, net	12,483	11,720	13,230
BOLI	17,217	17,102	16,668
Accrued interest receivable	2,092	1,972	2,080
Goodwill	5,650	5,650	5,650
Core deposit intangible	90	119	217
Mortgage servicing rights, net	2,144	2,266	2,213
Prepaid FDIC insurance assessment	--	--	957
Other assets	3,825	4,123	4,570
Total assets	$727,933	$745,648	$734,621

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$98,585	$87,657	$78,425
Deposits: Interest-bearing	502,898	520,605	515,974
Total deposits	601,483	608,262	594,399

FHLB advances	45,000	45,000	45,000
Repurchase agreements	--	--	625
Other liabilities and accrued expenses	2,362	2,698	2,694
Total liabilities	648,845	655,960	642,718
Shareholders’ equity
Preferred stock, Series A, $.01 par value; 1,000,000 shares authorized; redeemable at $1,000 per share; 16,641 shares issued and outstanding – December 31, 2012 12,065 shares issued and outstanding – September 30, 2013	--	11,936	16,292
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding – December 31, 2012 and September 30, 2013 7,047,636 shares issued and outstanding – December 31, 2013	10,614	10,570	10,500
Unearned shares- Employee Stock Ownership Plan	(1,388)	(1,454)	(1,653)
Retained earnings	70,211	68,998	67,232
Accumulated other comprehensive loss	(349)	(362)	(468)
Total shareholders’ equity	79,088	89,688	91,903
Total liabilities and shareholders’ equity	$727,933	$745,648	$734,621

Timberland Fiscal Q1 Earnings
January 27, 2014

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012

PERFORMANCE RATIOS:
Return on average assets (a)	0.87%	0.48%	0.92%
Return on average equity (a)	7.28%	4.00%	7.53%
Net interest margin (a)	3.78%	3.80%	3.78%
Efficiency ratio	72.12%	79.72%	70.05%

	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$14,141	$13,610	$21,737
Loans past due 90 days and still accruing	153	436	357
Non-performing investment securities	2,092	2,187	2,334
OREO and other repossessed assets	12,483	11,720	13,230
Total non-performing assets (b)	$28,869	$27,953	$37,658

Non-performing assets to total assets (b)	3.97%	3.75%	5.13%
Net charge-offs during quarter	$391	$155	$256
Allowance for loan losses to non-accrual loans	76%	82%	54%
Allowance for loan losses to loans receivable (c)	1.90%	1.99%	2.11%
Troubled debt restructured loans on accrual status (d)	$18,260	$18,573	$13,008

CAPITAL RATIOS:
Tier 1 leverage capital	10.10%	11.47%	11.86%
Tier 1 risk based capital	13.13%	15.30%	15.67%
Total risk based capital	14.39%	16.56%	16.93%
Tangible capital to tangible assets (e)	10.16%	11.34%	11.81%

BOOK VALUES:
Book value per common share	$11.22	$11.04	$10.73
Tangible book value per common share (e)	10.41	10.22	9.90
_________________________________________________
(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $3,176, $4,031 and $10,733 reported as non-accrual loans at December 31, 2013, September 30, 2013 and December 31, 2012, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q1 Earnings
January 27, 2014

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2013	2013	2012

Average total loans	$562,697	$559,187	$553,404
Average total interest-bearing assets (a)	684,055	680,566	676,061
Average total assets	743,549	746,797	739,858
Average total interest-bearing deposits	513,997	515,229	519,308
Average FHLB advances and other borrowings	45,000	45,000	45,649
Average shareholders’ equity	88,528	89,487	90,721

_________________________________
(a)  Includes loans and MBS on non-accrual status